Exhibit 99.1

M/I Homes Reports
2020 Second Quarter Results

Columbus, Ohio (July 29, 2020) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and six months ended June 30, 2020.

2020 Second Quarter Highlights:
•New contracts increased 31% to 2,261 contracts, an all-time quarterly record
•Backlog units increased 30% to 3,691, an all-time quarterly record
•Backlog sales value reached $1.46 billion, an all-time quarterly record
•Homes delivered increased 19% to a second quarter record of 1,835 homes
•Revenue increased 15% to a second quarter record of $714 million
•Pre-tax income increased 74% to $71.7 million, an all-time quarterly record
•Record second quarter net income of $54.5 million ($1.89 per diluted share), an 80% increase compared to $30.2 million ($1.08 per diluted share) in 2019
•Shareholders’ equity reached an all-time record of $1.1 billion, a 21% increase from a year ago, with book value per share of $38.34
•Homebuilding debt to capital of 37% compared to 45% at June 30, 2019

For the second quarter of 2020, pre-tax income increased 74% to $71.7 million, an all-time quarterly record, and second quarter record net income increased 80% to $54.5 million, or $1.89 per diluted share. This compares to pre-tax income of $41.2 million and net income of $30.2 million, or $1.08 per diluted share, for the second quarter of 2019. For the six months ended June 30, 2020, net income increased 80% to a record $86.3 million, or $2.98 per diluted share, compared to $48.0 million, or $1.71 per diluted share, for the same period of 2019.

Homes delivered in 2020’s second quarter increased 19% to a second quarter record of 1,835. This compares to 1,538 homes delivered in 2019’s second quarter. Homes delivered for the six months ended June 30, 2020 increased 22% to a record 3,330 from 2019's deliveries of 2,724. New contracts for the second quarter of 2020 were an all-time quarterly record 2,261, a 31% increase over 2019’s 1,731 new contracts. For the first six months of 2020, new contracts increased 29% to a record 4,350 compared to 3,375 in 2019. Homes in backlog at June 30, 2020 had a total sales value of $1.46 billion, a 30% increase from a year ago and an all-time quarterly record. Backlog units at June 30, 2020 increased 30% to an all-time quarterly record 3,691 homes, with an average sales price of $396,000. At June 30, 2019, backlog sales value was $1.12 billion, with backlog units of 2,845 and an average sales price of $395,000. M/I Homes had 220 active communities at June 30, 2020 and at June 30, 2019. The Company's cancellation rate was 14% in the second quarter of 2020 and 2019.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “The first half of 2020 has been a time of significant economic and social instability in our country and globally, precipitated by an unprecedented health crisis. Notwithstanding these difficult and challenging conditions, we are pleased to report a strong, record-setting quarter. We began the quarter with a focus on adapting our operations and business to safeguard our employees, customers, and work environment, while also continuing to sell and build quality homes. In late March and early April, our new contracts declined substantially; conditions, however began to improve in the last half of April and then rebounded significantly in May and June. As a result, we ended the quarter with an all-time quarterly record 2,261 new contracts, a 31% increase over last year. Despite the challenges presented by the pandemic, we were able to maintain our construction schedule in most of our markets and delivered a second quarter record 1,835 homes, a 19% increase over 2019. Combined with a higher gross margin of 21.9% in the quarter, 270 basis points better than 2019’s second quarter, and a 30 basis point decline in our overhead expense ratio, our increase in deliveries led to an all-time quarterly record in pre-tax income of $71.7 million, a 74% increase over 2019’s second quarter. We also achieved an all time-quarterly record backlog in both units and sales value, with each up 30% or more compared to June 2019.”

Mr. Schottenstein continued, “Clearly, economic conditions remain uncertain due to the on-going impact of COVID-19; accordingly, we will continue to monitor conditions closely. We ended the quarter with shareholders’ equity of $1.1 billion, a cash balance of $94 million and no borrowings on our $500 million credit facility. We could not be more pleased with the solid execution and outstanding effort of our teams, who have managed to continue to meet the needs and expectations of our customers in achieving their goals of living in a safe and comfortable home. Our strong results position us to have an outstanding year.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through July 2021.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 122,600 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and are also currently sold under the name Hans Hagen Homes in the Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; and Charlotte and Raleigh, North Carolina.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, including the impact of COVID-19, interest rates, availability of resources, competition, market concentration, land development activities, integration of acquisitions, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
New contracts	2,261	1,731	4,350	3,375
Average community count	222	217	223	214
Cancellation rate	14%	14%	13%	13%
Backlog units	3,691	2,845	3,691	2,845
Backlog sales value	$1,460,076	$1,124,756	$1,460,076	$1,124,756
Homes delivered	1,835	1,538	3,330	2,724
Average home closing price	$379	$389	$377	$391

Homebuilding revenue:
Housing revenue	$694,700	$597,870	$1,254,149	$1,064,178
Land revenue	446	11,513	5,133	14,531
Total homebuilding revenue	$695,146	$609,383	$1,259,282	$1,078,709

Financial services revenue	19,048	14,303	32,515	26,086
Total revenue	$714,194	$623,686	$1,291,797	$1,104,795

Cost of sales - operations	557,791	503,728	1,018,715	891,767
Cost of sales - purchase accounting adjustments	—	129	—	557
Gross margin	$156,403	$119,829	$273,082	$212,471
General and administrative expense	41,037	36,164	74,884	66,863
Selling expense	41,127	37,452	77,955	69,003
Operating income	$74,239	$46,213	$120,243	$76,605
Equity in income from joint venture arrangements	(3)	(187)	(55)	(66)
Interest expense	2,515	5,197	7,215	11,989
Income before income taxes	$71,727	$41,203	$113,083	$64,682
Provision for income taxes	17,219	10,957	26,829	16,713
Net income	$54,508	$30,246	$86,254	$47,969

Earnings per share:
Basic	$1.91	$1.10	$3.03	$1.74
Diluted	$1.89	$1.08	$2.98	$1.71

Weighted average shares outstanding:
Basic	28,531	27,599	28,504	27,549
Diluted	28,836	28,090	28,920	28,027

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2020	2019
Assets:
Total cash, cash equivalents and restricted cash (1)	$94,023	$20,393
Mortgage loans held for sale	163,536	123,909
Inventory:
Lots, land and land development	843,649	804,453
Land held for sale	2,385	13,018
Homes under construction	834,661	796,479
Other inventory	150,115	149,529
Total Inventory	$1,830,810	$1,763,479

Property and equipment - net	21,004	28,094
Investments in joint venture arrangements	45,144	41,344
Operating lease right-of-use assets	51,193	19,397
Goodwill	16,400	16,400
Deferred income tax asset	9,378	12,594
Other assets	96,220	63,596
Total Assets	$2,327,708	$2,089,206

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$—	$298,436
Senior notes due 2025 - net	247,353	246,832
Senior notes due 2028 - net	394,174	—
Notes payable - homebuilding	—	174,300
Notes payable - other	7,041	5,092
Total Debt - Homebuilding Operations	$648,568	$724,660

Notes payable bank - financial services operations	134,184	104,003
Total Debt	$782,752	$828,663

Accounts payable	169,088	154,070
Operating lease liabilities	51,193	19,397
Other liabilities	230,270	182,836
Total Liabilities	$1,233,303	$1,184,966

Shareholders’ Equity	1,094,405	904,240
Total Liabilities and Shareholders’ Equity	$2,327,708	$2,089,206

Book value per common share	$38.34	$32.74
Homebuilding debt to capital ratio (2)	37%	45%
(1)Includes $0.5 million and $1.0 million of restricted cash and cash held in escrow for the quarters ended June 30, 2020 and 2019, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Cash provided by operating activities	$107,053	$33,250	$82,826	$10,617
Cash used in investing activities	$(14,156)	$(10,229)	$(20,702)	$(16,730)
Cash (used in) provided by financing activities	$(20,058)	$(44,559)	$25,816	$4,977

Land/lot purchases	$84,284	$85,918	$159,978	$166,342
Land development spending	$71,924	$62,363	$133,922	$116,728
Land sale revenue	$446	$11,513	$5,133	$14,531
Land sale gross (loss) profit	$(5)	$400	$64	$455

Financial services pre-tax income	$10,837	$6,704	$16,468	$11,656

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income	$54,508	$30,246	$86,254	$47,969
Add:
Provision for income taxes	17,219	10,957	26,829	16,713
Interest expense net of interest income	1,620	4,225	5,508	10,163
Interest amortized to cost of sales	7,754	7,380	14,324	12,773
Depreciation and amortization	4,200	3,890	8,424	7,707
Non-cash charges	1,175	1,682	4,098	2,594
Adjusted EBITDA	$86,476	$58,380	$145,437	$97,919

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Income before income taxes	$71,727	$41,203	$113,083	$64,682
Add: Purchase accounting adjustments (2)	—	129	—	557
Adjusted income before income taxes	$71,727	$41,332	$113,083	$65,239

Net income	$54,508	$30,246	$86,254	$47,969
Add: Purchase accounting adjustments - net of tax (2)	—	95	—	412
Adjusted net income	$54,508	$30,341	$86,254	$48,381

Purchase accounting adjustments - net of tax (2)	$—	$95	$—	$412

Divided by: Diluted weighted average shares outstanding	28,836	28,090	28,920	28,027

Diluted earnings per share related to purchase accounting adjustments (2)	$—	$—	$—	$0.01

Add: Diluted earnings per share	1.89	1.08	2.98	1.71

Adjusted diluted earnings per share	$1.89	$1.08	$2.98	$1.72
(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.
(2) Represents purchase accounting adjustments related to our acquisition of Pinnacle Homes in Detroit, Michigan on March 1, 2018.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2020	2019	Change	2020	2019	Change
Northern	922	703	31%	1,775	1,405	26%
Southern	1,339	1,028	30%	2,575	1,970	31%
Total	2,261	1,731	31%	4,350	3,375	29%

	HOMES DELIVERED
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2020	2019	Change	2020	2019	Change
Northern	734	614	20%	1,322	1,088	22%
Southern	1,101	924	19%	2,008	1,636	23%
Total	1,835	1,538	19%	3,330	2,724	22%

	BACKLOG
	June 30, 2020			June 30, 2019
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,596	$668	$419,000	1,247	$528	$424,000
Southern	2,095	$792	$378,000	1,598	$596	$373,000
Total	3,691	$1,460	$396,000	2,845	$1,125	$395,000

	LAND POSITION SUMMARY
	June 30, 2020			June 30, 2019
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,859	6,222	13,081	6,456	5,471	11,927
Southern	7,921	13,515	21,436	8,403	8,746	17,149
Total	14,780	19,737	34,517	14,859	14,217	29,076